EXHIBIT 5.1

[McKenna Long & Aldridge LLP Letterhead]

January 12, 2006

Corautus Genetics Inc.

75 Fifth Street, Suite 313

Atlanta, Georgia 30308

Re:	Corautus Genetics Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Corautus Genetics Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3 (the “Registration Statement”) that is being filed by the Company with the Securities and Exchange Commission. Pursuant to the Registration Statement, the Company intends to register under the Securities Act of 1933, as amended, up to $50,000,000 aggregate offering amount of (1) common stock, $0.001 par value per share (the “Common Stock”) of the Company, and (2) warrants exercisable for the Company’s Common Stock (“Warrants”).

The opinions hereinafter set forth are given at the request of the Company pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K. The only opinions rendered consist of the matters set forth in numbered paragraphs (1) and (2) below (our “Opinions”), and no other opinion is implied or to be inferred beyond the matters expressly stated. Additionally, our Opinions are based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

Our Opinions are furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by or filed with any other person or entity without our prior written permission.

In rendering our Opinions, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinions, including, without limitation, the Restated Certificate of Incorporation of the Company, the Second Amended and Restated Bylaws of the Company, and minutes of proceedings of the Board of Directors of the Company. In making all of our examinations, we assumed the genuineness of all signatures, the authority and competency of the persons who executed such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities other than the Company where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents. We also have assumed that any securities issuable upon conversion, exchange, redemption or exercise of the Warrants will be duly authorized and reserved for issuance upon such conversion, exchange, redemption or exercise.

As to various factual matters that are material to our Opinions, we have relied upon: (i) the factual statements set forth in a certificate of an officer of the Company; (ii) the action by the Board of Directors of the Company, dated January 10, 2006; and (iii) originals or copies of certificates of various public

Corautus Genetics Inc.

January 12, 2006

officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

We do not herein express any opinion concerning any matter respecting or affected by any laws other than the Delaware General Corporation Law that is now in effect. The Opinions hereinafter set forth are based upon the Delaware General Corporation Law and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such law or facts that hereafter may come to our attention.

Based upon and subject to the foregoing, we are of the following opinion:

(1)	With respect to the shares of Common Stock, when both: (a) the Board of Directors of the Company or a duly constituted and acting committee thereof (such Board of Directors or committee being hereinafter referred to as the “Board”) has taken all necessary corporate action to duly authorize and approve the issuance of and the terms of the offering of the shares of Common Stock and upon the receipt by the Company of the full purchase price established therefor, and (b) certificates representing the shares of Common Stock have been duly executed, countersigned and delivered by the Company, then the shares of Common Stock will be duly authorized, validly issued, fully-paid and nonassessable.

(2)	With respect to the Warrants, when both: (a) the Board has taken all necessary corporate action to duly authorize and approve the issuance of and the terms of the Warrants and related matters, and (b) the Warrants have been duly executed and delivered against payment therefor and certificates for the Warrants have been duly executed and delivered by the Company, then the Warrants will constitute valid and binding obligations of the Company, except that the enforceability of the Company’s obligations may be limited by (a) bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, or other laws or judicial decisions now or hereafter in effect relating to or affecting rights and remedies of creditors; (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity) and matters of public policy; and (c) an implied covenant of good faith and fair dealing and potential unenforceability of certain contractual provisions.

We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” set forth in the prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ McKenna Long & Aldridge LLP

McKenna Long & Aldridge LLP